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                                                              EXHIBIT (4)(g)(iv)

                           [LOGO] METROPOLITAN LIFE
                           AND AFFILIATED COMPANIES

                     METROPOLITAN LIFE INSURANCE COMPANY
                A Mutual Company Incorporated in New York State
              One Madison Avenue -- New York, New York 10010-3690




                                  ENDORSEMENT
                                  -----------



This Endorsement amends the Multifunded Annuity Contract to which it is attached.

1. The cover page is amended to add the following as available Investment Divisions as of the later of the Contract Date or [March 3, 1997].

     Janus Mid Cap, Loomis Sayles High Yield Bond, Scudder Global Equity, and
     T. Rowe Price Small Cap Growth.


/s/ Louis J. Ragusa               /s/ Harry P. Kamen

Louis J. Ragusa                   Harry P. Kamen
Vice-President & Secretary        Chairman, President & Chief Executive Officer





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